Exhibit 4.14

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF

PENN VIRGINIA OIL & GAS, L.P.

THIS FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of April 17, 2013, is entered into and executed by Penn Virginia Oil & Gas GP LLC, as General Partner, and Penn Virginia Oil & Gas LP LLC, as Limited Partner and shall become effective as of 5:00 p.m. (Eastern Time) on April 17, 2013.

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Texas as described in the first sentence of Section 2.5, as such certificate may be as amended or restated from time to time.

“Texas Act” means the Texas Revised Limited Partnership Act, as amended from time to time, and any successor to such act.

“General Partner” means Penn Virginia Oil & Gas GP LLC, in its capacity as the general partner of the Partnership, and any successor to Penn Virginia Oil & Gas GP LLC, as general partner.

“Limited Partner” means Penn Virginia Oil & Gas LP LLC, in its capacity as the limited partner of the Partnership and any other limited partner admitted to the Partnership from time to time.

“Partner” or “Partners” means, individually or collectively, as applicable, the General Partner and/or any Limited Partner.

“Partnership” means Penn Virginia Oil & Gas, L.P.

“Partnership Interest” means the interest of a Partner, in its capacity as such, in the Partnership, rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Partner (under the Texas Act, the Certificate of Limited Partnership, this Agreement or otherwise) in its capacity as a Partner and otherwise to participate in the management of the Partnership; and all obligations, duties and liabilities imposed on that Partner (under the Texas Act, the Certificate of Limited Partnership, this Agreement, or otherwise) in its capacity as a Partner.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation. Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Texas Act. The General Partner and the Limited Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Texas Act.

2.2 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Penn Virginia Oil & Gas, L.P.”

2.3 Principal Office; Registered Office.

(a) The principal office of the Partnership shall be at 840 Gessner, Suite 800, Houston, Texas 77024 or such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b) The address of the Partnership’s registered office in the State of Texas shall be the CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, and the name of the Partnership’s registered agent for service of process at such address shall be CT Corporation System.

2.4 Term. The Partnership shall continue in existence until an election to dissolve the Partnership by the General Partner.

2.5 Organizational Certificate. A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Texas as required by the Texas Act. The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Texas and any state in which the Partnership may elect to do business. The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partner has limited liability) under the laws of Texas and any state or jurisdiction in which the Partnership may elect to do business.

2.6 Partnership Interests. Effective as of the date hereof, the General Partner shall have a 0.01% Partnership Interest and the Limited Partner shall have a 99.99% Partnership Interest.

ARTICLE III

PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Texas Act.

ARTICLE IV

CAPITAL CONTRIBUTIONS

Without creating any rights in favor of any third party, Partners may, from time to time, make contributions of cash or property to the capital of the Partnership.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

5.1 Capital Accounts. The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and as determined by the General Partner as consistent therewith.

5.2 Capital Account Restoration. Each Partner shall be obligated to restore any negative balance in its capital account upon liquidation of such Partner’s interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

5.3 Allocations. For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their Partnership Interests, except that the General Partner shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

5.4 Distributions. From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Partnership exceed the fair market value of the assets of the Partnership. In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities. All distributions by the General Partner shall be made in accordance with the Partnership Interests of the Partners.

ARTICLE VI

MANAGEMENT AND OPERATIONS OF BUSINESS

Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the

Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

The Limited Partner shall have no liability under this Agreement except as provided in Article IV.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

The Partnership shall be dissolved, and its affairs shall be wound up as provided in Section 2.4.

ARTICLE IX

AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE X

MERGERS

10.1 Authority. The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Texas or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (the “Merger Agreement”) in accordance with this Article X.

10.2 Procedure for Merger or Consolidation. Merger or consolidation of the Partnership pursuant to this Article X requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(g) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

ARTICLE XI

GENERAL PROVISIONS

11.1 Addresses and Notices. Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

11.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

11.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

11.4 Severability. If any provision of this Agreement is or becomes invalid, illegal or enforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

11.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:

PENN VIRGINIA OIL & GAS GP LLC

By:
	Name:	Nancy M. Snyder
	Title:	Executive Vice President and Chief Administrative Officer

LIMITED PARTNER:

PENN VIRGINIA OIL & GAS LP LLC

By:
	Name:	Nancy M. Snyder
	Title:	Executive Vice President and Chief Administrative Officer

Signature Page to First Amendment and Restated Agreement of Limited Partnership